CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$12,123,300	$1,653.62

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated April 12, 2013 (To the Prospectus dated August 31, 2010 and Prospectus Supplement dated May 27, 2011) Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-169119

Barclays Bank PLC Trigger Phoenix Autocallable Optimization Securities

$12,123,300 linked to the lesser performing of the shares of the iShares® Russell 2000 Index Fund and the shares of the iShares® MSCI EAFE Index Fund due on or about April 18, 2018

Investment Description

Trigger Phoenix Autocallable Optimization Securities (the “Securities”) are unconditional, unsecured and unsubordinated debt securities issued by Barclays Bank PLC (the “Issuer”) linked to the lesser performing of the shares of the iShares® Russell 2000 Index Fund and the shares of the iShares® MSCI EAFE Index Fund (each an “underlying equity” and together the “underlying equities”). Barclays Bank PLC will pay a quarterly contingent coupon payment only if the closing price of each underlying equity on the applicable Observation Date is equal to or greater than the applicable Coupon Barrier. If the closing price of at least one underlying equity is below the applicable Coupon Barrier, no coupon will be paid for that quarter. Barclays Bank PLC will automatically call the Securities prior to maturity if the closing price of each underlying equity on any Observation Date (quarterly, beginning after 1 year) is equal to or greater than its respective closing price on the Trade Date (the “Initial Price”). If the Securities are called, Barclays Bank PLC will repay the principal amount of your Securities plus pay the contingent coupon for that quarter, and no further amounts will be owed to you under the Securities. If the Securities are not called prior to maturity and the closing price of each underlying equity on the Final Valuation Date (the “Final Price”) is equal to or greater than the applicable Trigger Price (which is set to equal the Coupon Barrier of the related underlying equity), Barclays Bank PLC will pay you a cash payment at maturity equal to the principal amount of your Securities plus the contingent coupon for the final quarter. If the Securities are not called prior to maturity and the Final Price of at least one underlying equity is less than the applicable Trigger Price, Barclays Bank PLC will pay you less than the full principal amount of your Securities, if anything, resulting in a loss on your initial investment that is proportionate to the negative performance of the underlying equity with the greatest decline from its Initial Price to its Final Price (the “Lesser Performing Underlying Equity”) over the term of the Securities, and you may lose up to 100% of your initial investment.

Investing in the Securities involves significant risks. The Issuer will not pay a contingent coupon for any Observation Date on which at least one of the underlying equities closes below its respective Coupon Barrier. The Issuer will automatically call the Securities on any Observation Date after one year only if both of the underlying equities close at or above their respective Initial Price on such Observation Date. You may lose some or all of your principal amount if the Securities are not called and the Final Price of at least one of the underlying equities is below its respective Trigger Price. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer. If Barclays Bank PLC were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑	Contingent Coupon — Barclays Bank PLC will pay a quarterly contingent coupon payment only if the closing price of each underlying equity on the applicable Observation Date is equal to or greater than the applicable Coupon Barrier. If the closing price of at least one underlying equity is below the applicable Coupon Barrier, no coupon will accrue or be paid for that quarter.
❑	Automatic Call — Barclays Bank PLC will automatically call the Securities and repay your principal amount plus the contingent coupon otherwise due for that quarter only if the closing price of each underlying equity on any quarterly Observation Date beginning after one year is greater than or equal to its Initial Price. If the Securities are not called, investors will have the potential for downside market exposure to the Lesser Performing Underlying Equity at maturity.
❑	Contingent Repayment of Principal Amount at Maturity — If you hold the Securities to maturity, the Securities have not been called on any Observation Date and each underlying equity closes at or above the applicable Trigger Price on the Final Valuation Date, Barclays Bank PLC will repay your full principal amount. If at least one underlying equity closes below the applicable Trigger Price on the Final Valuation Date, Barclays Bank PLC will repay less than your principal amount, if anything, resulting in a loss of your initial investment that will be proportionate to the full negative Underlying Return of the Lesser Performing Underlying Equity. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer.

Key Dates

Trade Date:	April 12, 2013
Settlement Date:	April 17, 2013
Observation Dates[1]:	Quarterly, commencing July 12, 2013
(callable beginning April 14, 2014)
Final Valuation Date[1]:	April 12, 2018
Maturity Date[1]:	April 18, 2018

[1]	Subject to postponement in the event of a market disruption event as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement. For purposes of such market disruption event provisions in the prospectus supplement only, each underlying equity will be deemed a “basket component”, together comprising a “basket”. The Securities do NOT represent an investment in a basket of the underlying equities.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE LESSER PERFORMING UNDERLYING EQUITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE PS-5 AND UNDER “RISK FACTORS” BEGINNING ON PAGE S-6 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offerings

These final terms relate to the Trigger Phoenix Autocallable Optimization Securities we are offering. The Securities are linked to the lesser performing of the shares of the iShares® Russell 2000 Index Fund and the shares of the iShares® MSCI EAFE Index Fund. The Contingent Coupon Rate is equal to 7.50% per annum. The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.

Underlying Equity	Contingent Coupon Rate	Initial Price	Coupon Barrier	Trigger Price	CUSIP/ ISIN
Shares of the iShares® Russell 2000 Index Fund (ticker “IWM”)	7.50% per annum	$93.64	$59.49, which is 63.53% of the Initial Price	$59.49, which is 63.53% of the Initial Price	06742C442/ US06742C4428
Shares of the iShares® MSCI EAFE Index Fund (ticker “EFA”)		$60.41	$38.38, which is 63.53% of the Initial Price	$38.38, which is 63.53% of the Initial Price

See “Additional Information about Barclays Bank PLC and the Securities” on page PS-2 of this pricing supplement. The Securities will have the terms specified in the prospectus dated August 31, 2010, the prospectus supplement dated May 27, 2011, the index supplement dated May 31, 2011 and this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of the Securities. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any Securities after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Securities constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public		Underwriting Discount		Proceeds to Barclays Bank PLC
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Trigger Phoenix Autocallable Optimization Securities linked to the performance of the lesser performing of the shares of the iShares® Russell 2000 Index Fund and the shares of the iShares® MSCI EAFE Index Fund	$12,123,300	100%	$303,082.50	2.50%	$11,820,217.50	97.50%

UBS Financial Services Inc.				Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Securities

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 and the index supplement dated May 31, 2011 relating to our Global Medium-Term Securities, Series A, of which these Securities are a part. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and the index supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated August 31, 2010: http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm
♦	Prospectus supplement dated May 27, 2011: http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm
♦	Index Supplement dated May 31, 2011: http://www.sec.gov/Archives/edgar/data/312070/000119312511154632/d424b3.htm

If the terms of this pricing supplement are inconsistent with those described in the prospectus or prospectus supplement, the terms listed in this pricing supplement will control.

Our SEC file number is 1-10257. References to “Barclays,” “Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Securities” refers to the Trigger Phoenix Autocallable Optimization Securities that are offered hereby, unless the context otherwise requires.

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
♦	You can tolerate the loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as the Lesser Performing Underlying Equity.
♦	You are willing to accept the individual market risk of each underlying equity and understand that any depreciation of one underlying equity will not be offset by a lesser depreciation or any potential appreciation of the other underlying equity.
♦	You believe each underlying equity will close at or above the applicable Coupon Barrier on the specified Observation Dates.
♦	You are willing to hold securities that will be called on the earliest Observation Date after 1 year on which each underlying equity closes at or above its respective Initial Price, or you are otherwise willing to hold such securities to maturity, a term of 5 years, and accept that there may be little or no secondary market for the Securities.
♦	You understand and accept that you will not participate in any appreciation of either underlying equity, which may be significant, and are willing to make an investment whose return is limited to the applicable contingent coupon payments.
♦	You are willing to invest in the Securities based on the Coupon Barriers and Trigger Prices specified on the cover of this pricing supplement.
♦	You are willing to forgo any dividends paid on the underlying equities.
♦	You do not seek guaranteed current income from this investment.
♦	You are willing to assume the credit risk of Barclays Bank PLC, as Issuer of the Securities, for all payments under the Securities and understand that if Barclays Bank PLC defaults on its payment obligations, you may not receive any payments due to you, including any repayment of principal.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
♦	You seek an investment designed to provide a full return of principal at maturity.
♦

You cannot tolerate the loss of all or a substantial portion of your investment, and you are not willing to make an investment that may have the same downside market risk as the Lesser Performing Underlying Equity.

♦

You are unwilling to accept the individual market risk of each underlying equity or do not understand that any depreciation of one underlying equity will not be offset by a lesser depreciation or any potential appreciation of the other underlying equity

♦

You do not believe each underlying equity will close at or above the applicable Coupon Barrier on the specified Observation Dates, or you believe at least one underlying equity will close below the applicable Trigger Price on the Final Valuation Date.

♦	You seek an investment that participates in the full appreciation of one or more of the underlying equities and whose return is not limited to the applicable contingent coupon payments.
♦	You are unwilling to invest in the Securities based on the Coupon Barrier and Trigger Price specified on the cover of this pricing supplement.
♦

You are unable or unwilling to hold securities that will be called on the earliest Observation Date after 1 year on which each underlying equity closes at or above its Initial Price, or you are otherwise unable or unwilling to hold such securities to maturity, a term of 5 years, and seek an investment for which there will be an active secondary market.

♦	You prefer to receive any dividends paid on one or more of the underlying equities.
♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.
♦	You seek guaranteed current income from your investment.
♦	You are not willing or are unable to assume the credit risk associated with Barclays Bank PLC, as Issuer of the Securities, for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” on page PS-2 as well as the “Risk Factors” beginning on page S-6 of the prospectus supplement for risks related to an investment in the Securities.

Final Terms1

Issuer:	Barclays Bank PLC
Principal Amount per Security:	$10.00 per Security (subject to minimum investment of 100 Securities)
Term:	5 years, unless called earlier
Underlying Equities[2]:	The shares of the iShares® Russell 2000 Index Fund and the shares of the iShares® MSCI EAFE Index Fund
Call Feature:	The Securities will be called if the closing price of each underlying equity on any Observation Date beginning after 1 year (April 14, 2014) is at or above its respective Initial Price. If the Securities are called, Barclays Bank PLC will pay on the applicable Call Settlement Date a cash payment per Security equal to the principal amount plus the contingent coupon otherwise due on the related Coupon Payment Date pursuant to the contingent coupon feature. No further amounts will be owed to you under the Securities.
The Securities will not be called if the closing price of at least one underlying equity is below its respective Initial Price on the specified Observation Dates.
Observation Dates[3]:	The first Observation Date will occur on or about July 12, 2013; Observation Dates will occur quarterly thereafter as listed in the “Observation Dates/Coupon Payment Dates/Call Settlement Dates” section below. The final Observation Date, April 12, 2018, will be the “Final Valuation Date.”
Call Settlement Dates:	Two (2) business days following the applicable Observation Date; provided however, if the Securities are called on the Final Valuation Date, the related Call Settlement Date will be the Maturity Date.
Contingent Coupon:	If the closing price of each underlying equity is equal to or greater than the applicable Coupon Barrier on any Observation Date, Barclays Bank PLC will pay you the contingent coupon applicable to such Observation Date.
If the closing price of at least one underlying equity is less than the Coupon Barrier on any Observation Date, the contingent coupon applicable to such Observation Date will not accrue or be payable and Barclays Bank PLC will not make any payment to you on the related Coupon Payment Date.
The contingent coupon will be a fixed amount based upon equal quarterly installments at the Contingent Coupon Rate, which is 7.50% per annum (or 1.875% per quarterly period).
Coupon Barrier:	In respect of each underlying equity, a percentage of the Initial Price of the underlying equity, as specified on the first page of this pricing supplement.
Coupon Payment Dates:	Two (2) business days following the applicable Observation Date; provided however, the final Coupon Payment Date will be the
Contingent Coupon Rate:	The Contingent Coupon Rate per annum for the Securities linked to the lesser performing of the shares of the iShares® Russell 2000 Index Fund and the shares of the iShares® MSCI EAFE Index Fund is 7.50% per annum (or 1.875% per quarterly period).
The table below sets forth the contingent coupon for each Security that would be payable for each Observation Date on which the closing price of each underlying equity is equal to or greater than the applicable Coupon Barrier.
Contingent Coupon
$0.1875
Contingent coupon payments on the Securities are not guaranteed. Barclays Bank PLC will not pay a contingent coupon for any Observation Date on which at least one of the underlying equities closes below its respective Coupon Barrier.
Payment at Maturity (per Security):	If the Securities are not called and the Final Price of each underlying equity is equal to or greater than the applicable Trigger Price (which equals the applicable Coupon Barrier) on the Final Valuation Date, Barclays Bank PLC will pay you a cash payment on the Maturity Date equal to $10.00 per $10.00 principal amount Security plus the contingent coupon otherwise due for the final quarter.
If the Securities are not called and the Final Price of at least one underlying equity is less than the applicable Trigger Price on the Final Valuation Date, Barclays Bank PLC will pay you a cash payment on the Maturity Date that is less than your principal amount, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Return of the Lesser Performing Underlying Equity; equal to:
$10.00 × (1 + Underlying Return of the Lesser Performing Underlying Equity)
Accordingly, you may lose all or a substantial portion of your principal at maturity, depending on how much the closing price of the Lesser Performing Underlying Equity declines from the Trade Date to the Final Valuation Date regardless of the performance of the other underlying equity.
Underlying Return:	For each underlying equity:
Final Price – Initial Price Initial Price
Lesser Performing Underlying Equity:	The underlying equity with the greater percentage decrease between its Initial Price and its Final Price, as compared to the percentage decreases or increases between the respective Initial Price and Final Price of each underlying equity.
Trigger Price:	In respect of each underlying equity, a percentage of the Initial Price of the underlying equity, as specified on the first page of this pricing supplement.
Initial Price:	In respect of each underlying equity, the closing price of the underlying equity on the Trade Date, as specified on the first page of this pricing supplement.
Final Price:	In respect of each underlying equity, the closing price of the underlying equity on the Final Valuation Date.
Closing Price:	In respect of each underlying equity, on any trading day, the last reported sale price of the underlying equity on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.

[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
[2]	For a description of adjustments that may affect the reference asset, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the prospectus supplement.
[3]	Subject to postponement in the event of a market disruption event as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof””Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the prospectus supplement. For purposes of such market disruption event provisions in the prospectus supplement only, each underlying equity will be deemed a “basket component”, together comprising a “basket”. The Securities do NOT represent an investment in a basket of the underlying equities.

Investment Timeline

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY CONTINGENT COUPON, PAYMENTS IN RESPECT OF AN AUTOMATIC CALL AND ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF BARCLAYS BANK PLC. IF BARCLAYS BANK PLC WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

The Issuer will not pay a contingent coupon for any Observation Date on which at least one of the underlying equities closes below its respective Coupon Barrier. The Issuer will automatically call the Securities on any Observation Date after one year only if both of the underlying equities close at or above their respective Initial Price on such Observation Date. You may lose some or all of your principal amount if the Securities are not called and the Final Price of at least one of the underlying equities is below its respective Trigger Price.

Observation Dates/Coupon Payment Dates/Call Settlement Dates

Coupon Payment Dates/
Observation Dates	Call Settlement Dates*
July 12, 2013*	July 16, 2013*
October 15, 2013*	October 17, 2013*
January 13, 2014*	January 15, 2014*
April 14, 2014	April 16, 2014
July 14, 2014	July 16, 2014
October 14, 2014	October 16, 2014
January 12, 2015	January 14, 2015
April 13, 2015	April 15, 2015
July 13, 2015	July 15, 2015
October 13, 2015	October 15, 2015
January 12, 2016	January 14, 2016
April 12, 2016	April 14, 2016
July 12, 2016	July 14, 2016
October 12, 2016	October 14, 2016
January 12, 2017	January 17, 2017
April 12, 2017	April 17, 2017
July 12, 2017	July 14, 2017
October 12, 2017	October 16, 2017
January 12, 2018	January 17, 2018
April 12, 2018	April 18, 2018

*	The Securities are not callable until the fourth Observation Date, which is April 14, 2014. Thus, the first Call Settlement Date will be on or around April 16, 2014.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing in either or both of the underlying equities. These risks are explained in more detail in the “Risk Factors” section of the accompanying prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦

You may lose some or all of your principal — The Securities differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount at maturity. If the Securities are not called, the Issuer will only pay you the principal amount of your Securities if the Final Price of each underlying equity is equal to or greater than the applicable Trigger Price and will only make such payment at maturity. If the Securities are not called and the Final Price of at least one underlying equity is less than the applicable Trigger Price, you will lose some or all of your initial investment in an amount proportionate to the negative Underlying Return of the Lesser Performing Underlying Equity.

♦

If the Securities are not called, the payment at maturity, if any, is calculated based solely on the performance of the Lesser Performing Underlying Equity — If the Securities are not called, the payment at maturity, if any, will be linked solely to the performance of the Lesser Performing Underlying Equity. As a result, in the event that the Final Price of at least one underlying equity falls below the applicable Trigger Price, only the Underlying Return of the Lesser Performing Underlying Equity will be used to determine the return on your Securities and you will not benefit from the performance of the other underlying equity, even if the other underlying equity has a Final Price that exceeds the applicable Trigger Price or its Initial Price.

♦

You may not receive any contingent coupons — For any Observation Date, Barclays Bank PLC will pay you the contingent coupon on the related Coupon Payment Date only if the closing price of each underlying equity is equal to or greater than the applicable Coupon Barrier. If the closing price of at least one underlying equity is less than the applicable Coupon Barrier on any Observation Date, then you will not receive any contingent coupon on the related Coupon Payment Date even if the other underlying equity exceeds the applicable Coupon Barrier on such Observation Date. If the closing price of at least one underlying equity is less than the applicable Coupon Barrier on each of the Observation Dates, Barclays Bank PLC will not pay you any contingent coupons during the term of the Securities, and you will not receive a positive return on your Securities. Generally, this non-payment of the contingent coupon coincides with a period of greater risk of principal loss on your Securities.

♦

Reinvestment risk — If your Securities are called early, the holding period over which you would receive the per annum Contingent Coupon Rate could be as little as one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities in a comparable investment with a similar level of risk in the event the Securities are called prior to the Maturity Date.

♦

Contingent repayment of principal applies only at maturity — You should be willing to hold your Securities to maturity. If you sell your Securities prior to maturity in the secondary market, if any, you may have to sell your Securities at a loss relative to your initial investment even if the price of each underlying equity is above the applicable Trigger Price.

♦

Your potential return on the Securities is limited and you will not participate in any appreciation of either underlying equity — The return potential of the Securities is limited to the pre-specified Contingent Coupon Rate, regardless of the appreciation of either underlying equity. In addition, the total return on the Securities will vary based on the number of Observation Dates on which the closing price of each underlying equity has equaled or exceeded the applicable Coupon Barrier prior to maturity or an automatic call. Further, if the Securities are called due to the automatic call feature, you will not receive any contingent coupons or any other payment in respect of any Observation Dates after the applicable Call Settlement Date.

Because the Securities could be called as early as the fourth Observation Date, the total return on the Securities could be minimal. If the Securities are not called, you may be exposed to the decline in the Lesser Performing Underlying Equity even though you cannot participate in any potential appreciation in the price of either underlying equity. As a result, the return on an investment in the Securities could be less than the return on a direct investment in one or both of the underlying equities.

♦	Higher Contingent Coupon Rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the underlying equities reflects a higher expectation as of the Trade Date that the price of at least one underlying equity could close below the applicable Trigger Price on the Final Valuation Date of the Securities. This greater expected risk will generally be reflected in a higher Contingent Coupon Rate for that security. However, while the Contingent Coupon Rate is set on or prior to the Trade Date, the underlying equities’ volatility may change significantly over the term of the Securities. The price of either underlying equity could fall sharply, which could result in a significant loss of principal.
♦	Credit of Issuer — The Securities are unsecured debt obligations of the Issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including contingent coupons and payments in respect of an automatic call or any repayment of principal, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Securities and, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
♦	There may be little or no secondary market for the Securities — The Securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities.
♦	You are exposed to the price risk of each underlying equity — Your return on the Securities is not linked to a basket consisting of the underlying equities. Rather, it will be contingent upon the performance of each underlying equity on an individual basis. Unlike an instrument with a return linked to a basket of exchange-traded funds where risk is mitigated and diversified among all of the components of the basket, by purchasing the Securities you will be exposed equally to the risks related to each underlying equity. Poor performance by any underlying equity over the term of the Securities may negatively affect your return and will not be offset or mitigated by any increases or lesser declines in the price of the other underlying equity. For Barclays Bank PLC to automatically call the Securities or to pay any contingent coupon payment, each underlying equity is required to close above their respective Initial Prices or Coupon Barriers, respectively, on the applicable Observation Date. In addition, if not called prior to maturity, you may incur a loss proportionate to the negative return of the Lesser Performing Underlying Equity regardless of the performance of the other underlying equity. Accordingly, your investment is subject to the price risk of each underlying equity on an individual basis, and any declines in the price of an underlying equity will not be offset by any increases or lesser declines in the price of the other underlying equity.
♦	Because the Securities are linked to the performance of more than one underlying equity, it is more likely that one of the underlying equities will decrease in value below its Coupon Barrier and/or Trigger Price — The risk that you will not receive any contingent coupons and lose some or all of your initial investment in the Securities is greater if you invest in the Securities as opposed to securities that are linked to the performance of a single underlying equity if their terms are otherwise substantially similar. With a greater total number of underlying equities, it is more likely that one of the underlying equities will close below its respective Coupon Barrier on the specified Observation Dates or below its respective Trigger Price on the Final Valuation Date. Therefore, it is more likely that you will not receive a contingent coupon payment for some or all of the Observation Dates and receive an amount in cash at maturity that is worth less than your principal amount than if you had invested in a security with return based on the performance of a single underlying equity.
♦	No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the price of either underlying equity will rise or fall. The closing price of each underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying equity. You should be willing to accept the downside risks of owning equities in general and each underlying equity in particular, and the risk of losing some or all of your initial investment.
♦	Owning the Securities is not the same as owning one or both of the underlying equities — The return on your Securities may not reflect the return you would realize if you actually owned one or both of the underlying equities. For instance, as a holder of the Securities, you will not have voting rights, rights to receive cash dividends or other distributions, or any other rights that holders of an underlying equity would have. Further, you will not participate in any appreciation of either underlying equity, which could be significant, even though you may be exposed to any decline of the Lesser Performing Underlying Equity at maturity.
♦	Price prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the prices of the underlying equities; the volatility of the underlying equities; the dividend rates paid on the underlying equities; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of Barclays Bank PLC.
♦	Certain built-in costs are likely to adversely affect the value of the Securities prior to maturity — While any payment in respect of the offered Securities described in this pricing supplement is based on the full principal amount of the Securities, the original issue price of the Securities includes the agents’ commission and the estimated cost of hedging our obligations under the Securities through one or more of our affiliates. As a result, the price, if any, at which Barclays Bank PLC or its affiliates will be willing to purchase the Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the maturity date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Securities to maturity.
♦	Dealer incentives — We, our affiliates and agents act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay compensation of $0.25 per Security to the principals, agents and dealers in connection with the distribution of the Securities.

♦	Antidilution adjustments — For certain events affecting an underlying equity, the calculation agent may make adjustments to amounts payable on the Securities. However, the calculation agent will not make such adjustments in response to all events that could affect an underlying equity. If an event occurs that does not require the calculation agent to make such adjustments, the value of the Securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made in the sole discretion of the calculation agent, which will be binding on you absent manifest error. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in this pricing supplement or the prospectus supplement as necessary to achieve an equitable result.
♦	Potential Barclays Bank PLC impact on market price of underlying equities — Trading or transactions by Barclays Bank PLC or its affiliates in the underlying equities, stocks comprising the underlying equities and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying equities or stocks comprising the underlying equities, may adversely affect the market price of the underlying equities and, therefore, the market value of the Securities.
♦	Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.
♦	Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates — Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and each underlying equity to which the Securities are linked.
♦	Taxes — The U.S. federal income tax treatment of the Securities is uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described below. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Securities at a rate that may exceed the contingent coupon payments (if any) that you receive on the Securities and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Securities should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case (i) increase the likelihood that you will be required to accrue income in respect of the Securities even if you do not receive any payments with respect to the Securities until redemption or maturity and (ii) require you to accrue income in respect of the Securities in excess of any contingent coupon payments you receive on the Securities. The outcome of this process is uncertain. In addition, any character mismatch arising from your inclusion of ordinary income in respect of the contingent coupon payments and capital loss (if any) upon the sale or maturity of your Securities may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities.
♦	Many economic and market factors will impact the value of the Securities — In addition to the prices of the underlying equities on any day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:
o	the expected volatility of the underlying equities;
o	the time to maturity of the Securities;
o	the dividend rate underlying the underlying equities;
o	interest and yield rates in the market generally;
o	a variety of economic, financial, political, regulatory or judicial events;
o	the supply and demand for the Securities; and
o	our creditworthiness, including actual or anticipated downgrades in our credit ratings
♦	Certain features of exchange-traded funds will impact the value of the underlying equities and the value of the Securities —
o	Management risk. This is the risk that the investment strategy for an underlying equity, the implementation of which is subject to a number of constraints, may not produce the intended results. An investment in or linked to an exchange-traded fund involves risks similar to those of investing in any fund of equity securities traded on an exchange, such as market fluctuations caused by such factors as economic and political developments, changes in interest rates and perceived trends in security prices. However, because exchange-traded funds are not “actively” managed, they generally do not take defensive positions in declining markets or would not sell a security because the security’s issuer was in financial trouble. Therefore, the performance of an exchange-traded fund could be lower than other types of mutual funds that may actively shift their portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline.
o	Derivatives risk. Exchange-traded funds may invest in futures contracts, options on futures contracts, other types of options and swaps and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus an exchange-traded fund’s losses, and, as a consequence, the losses on your Securities, may be greater than if the exchange-traded fund invested only in conventional securities.

o	An underlying equity may underperform its underlying index — The performance of an exchange-traded fund may not replicate the performance of, and may underperform, its underlying index. Exchange-traded funds will reflect transaction costs and fees that will reduce their relative performances. Moreover, it is also possible that an exchange-traded fund may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its underlying assets or index; for example, due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in an exchange-traded fund, differences in trading hours between an exchange-traded fund and securities comprising its underlying index or due to other circumstances. The return on your Securities may be less than that of an alternative investment linked directly to the underlying indices of the underlying equities.
♦	The Securities are subject to currency exchange rate risk — The iShares® MSCI EAFE Index Fund invests in securities that are traded and quoted in foreign currencies on non-U.S. markets. Therefore, holders of the Securities will be exposed to currency exchange rate risk with respect to the currencies in which the stocks comprising the iShares® MSCI EAFE Index Fund are denominated. Currency exchange rates may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. If the value of the currencies in which the stocks comprising the iShares® MSCI EAFE Index Fund are denominated decline relative to the U.S. dollar, the net asset value of the iShares® MSCI EAFE Index Fund will be adversely affected, which may negatively impact the closing price of shares of the iShares® MSCI EAFE Index Fund and therefore the value of and amounts payable under the Securities.
♦	Non-U.S. securities markets risks — The component stocks of the iShares® MSCI EAFE Index Fund are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to the iShares® MSCI EAFE Index Fund, which may have an adverse effect on the Securities. Also, the public availability of information concerning the issuers of the component stocks of the iShares® MSCI EAFE Index Fund will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of such component stocks may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.
♦	The Securities are linked to the iShares® Russell 2000 Index Fund and are subject to small-capitalization companies risk — The iShares® Russell 2000 Index Fund will invest in companies that will be considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies, and therefore the iShares® Russell 2000 Index Fund’s share price may be more volatile than an investment in stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the iShares® Russell 2000 Index Fund to buy and sell them. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

Hypothetical Examples of how the Securities Perform

The examples and table below illustrate the payment of contingent coupons and payments (if any) upon a call or at maturity for the Securities under various scenarios, with the assumptions set forth below. Numbers in the examples and table below have been rounded for ease of analysis. These examples and table below do not take into account any tax consequences from investing in the Securities. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payment on the Securities per $10.00 principal amount Security to the $10.00 issue price. We cannot predict the closing price of either underlying equity on any day during the term of the Securities, including on the Observation Dates. You should not take these examples or the table below as an indication or assurance of the expected performance of the underlying equities.

Principal Amount:	$10.00
Term:	5 years, unless called earlier
Initial Price:	iShares® Russell 2000 Index Fund (“IWM”): $93.64
iShares® MSCI EAFE Index Fund (“EFA”): $60.41
Contingent Coupon Rate:	7.50% per annum (or 1.875% per quarter)
Contingent Coupon:	$0.1875 per quarter
Observation Dates: Observation Dates will occur quarterly as set forth under “Final Terms” and “Observation Dates/Coupon Payment Dates/Call Settlement Dates” in this pricing supplement. The Securities will be callable beginning on the fourth observation date.
Coupon Barrier:	IWM: $59.49, which is 63.53% of the Initial Price.
EFA: $38.38, which is 63.53% of the Initial Price.
Trigger Price:	IWM: $59.49, which is 63.53% of the Initial Price.
EFA: $38.38, which is 63.53% of the Initial Price.

Example 1 — Securities are Called on the Fourth Observation Date

Date	Closing Price	Payment (per Security)
First Observation Date	IWM: $95.00 EFA: $61.00	Closing price of each underlying equity above applicable Initial Price, Securities NOT callable; closing price of each underlying equity above applicable Coupon Barrier, Issuer pays contingent coupon payment of $0.1875 on first Coupon Payment Date.
Second Observation Date	IWM: $90.00 EFA: $37.00	Closing price of each underlying equity below applicable Initial Price, Securities NOT callable; closing price of EFA below applicable Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on second Coupon Payment Date.
Third Observation Date	IWM: $59.00 EFA: $58.00	Closing price of each underlying equity below applicable Initial Price, Securities NOT callable; closing price of IWM below applicable Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on third Coupon Payment Date.
Fourth Observation Date	IWM: $95.00 EFA: $62.00	Closing price of each underlying equity above applicable Initial Price, Securities called; Issuer repays principal plus pays contingent coupon payment of $0.1875 on Call Settlement Date.
Total Payment (per $10.00 Security):		$10.3750 (3.75% total return on the Securities)

Because the closing price of each underlying equity is equal to or greater than the applicable Initial Price on the fourth Observation Date (which is approximately 1 year after the Trade Date and is the first Observation Date on which the Securities are callable), the Securities are called on the fourth Observation Date. The Issuer will pay you on the Call Settlement Date $10.1875 per $10.00 principal amount Security, which is equal to your principal amount plus the contingent coupon payment due in connection with the fourth Observation Date.

In addition, because the closing price of each underlying equity was equal to or greater than the applicable Coupon Barrier on the first Observation Date, the Issuer will pay the contingent coupon payment of $0.1875 on the first Coupon Payment Date. However, because the closing price of at least one underlying equity was less than the applicable Coupon Barrier on the second and third Observation Dates, the Issuer will not pay any contingent coupon payment on the Coupon Payment Dates following such Observation Dates.

Example 2 — Securities are NOT Called and the Final Price of Each Underlying Equity is above the Applicable Trigger Price on the Final Valuation Date

Date	Closing Price	Payment (per Security)
First Observation Date	IWM: $94.00 EFA: $62.00	Closing price of each underlying equity above applicable Initial Price, Securities NOT callable; closing price of each underlying equity above applicable Coupon Barrier, Issuer pays contingent coupon payment of $0.1875 on first Coupon Payment Date.
Second Observation Date	IWM: $94.00 EFA: $61.00	Closing price of each underlying equity above applicable Initial Price, Securities NOT callable; closing price of each underlying equity above applicable Coupon Barrier, Issuer pays contingent coupon payment of $0.1875 on second Coupon Payment Date.
Third Observation Date	IWM: $95.00 EFA: $37.00	Closing price of EFA below applicable Initial Price, Securities NOT callable; closing price of EFA below applicable Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on third Coupon Payment Date.
Fourth to nineteenth Observation Dates	Various	Closing price of at least one underlying equity below applicable Initial Price on each Observation Date, Securities NOT called; closing price of at least one underlying equity below applicable Coupon Barrier on each Observation Date, Issuer DOES NOT pay contingent coupon payment on any Coupon Payment Date following the fourth through the nineteenth Observation Dates.
Final Valuation Date	IWM: $105.00 EFA: $40.00	Closing price of EFA below applicable Initial Price, Securities NOT called; Final Price of each underlying equity above applicable Trigger Price and applicable Coupon Barrier, Issuer repays principal plus pays contingent coupon payment of $0.1875 on Maturity Date.
Total Payment (per $10.00 Security):		$10.5625 (5.625% total return on the Securities)

Because the closing price of at least one underlying equity was less than the applicable Initial Price on each Observation Date on and after the fourth Observation Date (which is approximately 1 year after the Trade Date and is the first Observation Date on which the Securities are callable), the Securities are not called. Because the Final Price of each underlying equity is equal to or greater than the applicable Trigger Price and applicable Coupon Barrier, at maturity, the Issuer will pay you $10.1875 per $10.00 principal amount Security, which is equal to your principal amount plus the contingent coupon payment due in connection with the twentieth Observation Date.

In addition, because the closing price of each underlying equity was equal to or greater than the applicable Coupon Barrier on the first and second Observation Dates, the Issuer will pay the contingent coupon payment of $0.1875 on the related Coupon Payment Dates. However, because the closing price of at least one underlying equity was less than the applicable Coupon Barrier on the third through nineteenth Observation Dates, the Issuer will not pay any contingent coupon payment on the Coupon Payment Dates following such Observation Dates.

Example 3 — Securities are NOT Called and the Final Price of One Underlying Equity is below the Applicable Trigger Price on the Final Valuation Date

Date	Closing Price	Payment (per Security)
First Observation Date	IWM: $58.00 EFA: $60.00	Closing price of IWM below applicable Initial Price, Securities NOT callable; closing price of IWM below applicable Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on first Coupon Payment Date.
Second Observation Date	IWM: $57.00 EFA: $56.00	Closing price of each underlying equity below applicable Initial Price, Securities NOT callable; closing price of IWM below applicable Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on second Coupon Payment Date.
Third Observation Date	IWM: $61.00 EFA: $36.00	Closing price of each underlying equity below applicable Initial Price, Securities NOT callable; closing price of EFA below applicable Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on third Coupon Payment Date.
Fourth to nineteenth Observation Dates	Various	Closing price of at least one underlying equity below applicable Initial Price on each Observation Date, Securities NOT called; closing price of at least one underlying equity below applicable Coupon Barrier on each Observation Date, Issuer DOES NOT pay contingent coupon payment on any Coupon Payment Date following the fourth through the nineteenth Observation Dates.
Final Valuation Date	IWM: $42.14 EFA: $62.00	Closing price of IWM below applicable Initial Price, Securities NOT called; closing price of IWM below applicable Coupon Barrier and applicable Trigger Price, Issuer DOES NOT pay contingent coupon payment on Maturity Date, and Barclays Bank PLC will repay less than the principal amount resulting in a loss proportionate to the decline of the Lesser Performing Underlying Equity.
Total Payment (per $10.00 Security):		$4.50 (a 55.00% loss on the Securities)

Because the closing price of at least one underlying equity is less than the applicable Initial Price on each Observation Date on and after the fourth Observation Date (which is approximately 1 year after the Trade Date and is the first Observation Date on which the Securities are callable), the Securities are not called. Because the Final Price of at least one underlying equity is less than the applicable Trigger Price on the Final Valuation Date, at maturity, the Issuer will pay you a total of $4.50 per $10.00 principal amount, calculated as follows:

$10.00 × (1 + Underlying Return of the Lesser Performing Underlying Equity)

Step 1: Determine the Lesser Performing Underlying Equity: IWM is the underlying equity with the greater percentage decrease between its Initial Price and its Final Price, as compared to EFA.

Step 2: Determine the Lesser Performing Underlying Return: The Underlying Return of IWM is calculated as follows:

Final Price – Initial Price Initial Price	=	42.14 – 93.64 93.64	=	-55.00%

Step 3: Calculate the Payment at Maturity:

$10.00 × (1 + -55.00%) = $4.50

In addition, because the closing price of at least one underlying equity is less than the applicable Coupon Barrier on each Observation Date, the Issuer will not pay any contingent coupon payments over the term of the Securities.

The Issuer will not pay a contingent coupon for any Observation Date on which at least one of the underlying equities closes below its respective Coupon Barrier. The Issuer will not automatically call the Securities on any Observation Date after one year on which at least one of the underlying equities closes below its respective Initial Price. You may lose some or all of your principal amount if the Securities are not called and the Final Price of at least one of the underlying equities is below its respective Trigger Price.

The table below assumes the Securities are not called prior to the Final Valuation Date and illustrates the hypothetical payment at maturity per $10.00 principal amount Security based on hypothetical Final Prices of the Lesser Performing Underlying Equity (which will be determined on the Final Valuation Date) and the consequent range for the Underlying Return of the Lesser Performing Underlying Equity. For the purposes of the table below, we have assumed that IWM is the Lesser Performing Underlying Equity. Therefore, the table below also assumes hypothetical values of $93.64 for the Initial Price of the Lesser Performing Underlying Equity and $59.49 for the Trigger Price (63.53% of the hypothetical Initial Price of the hypothetical Lesser Performing Underlying Equity). The following results are based solely on the hypothetical examples cited; , the Final Prices and resulting Trigger Prices and Underlying Returns have been chosen arbitrarily for purposes of this illustration and should not be taken as indicative of the future performance of either underlying equity or the Securities.

Final Price of Lesser Performing Underlying Equity	Underlying Return of the Lesser Performing Underlying Equity	Payment at Maturity (per $10.00 principal amount)*
$168.55	80.00%	$10.00
$159.19	70.00%	$10.00
$149.82	60.00%	$10.00
$140.46	50.00%	$10.00
$131.10	40.00%	$10.00
$121.73	30.00%	$10.00
$112.37	20.00%	$10.00
$103.00	10.00%	$10.00
$98.32	5.00%	$10.00
$95.98	2.50%	$10.00
$93.64	0.00%	$10.00
$88.96	-5.00%	$10.00
$84.28	-10.00%	$10.00
$79.59	-15.00%	$10.00
$74.91	-20.00%	$10.00
$65.55	-30.00%	$10.00
$59.49	-36.47%	$10.00
$56.18	-40.00%	$6.00
$46.82	-50.00%	$5.00
$37.46	-60.00%	$4.00
$28.09	-70.00%	$3.00
$18.73	-80.00%	$2.00
$9.36	-90.00%	$1.00
$0.00	-100.00%	$0.00

*	Not including any quarterly contingent coupon payments that may have been due up to and including maturity date.

What are the material tax consequences of the Securities?

The material tax consequences of your investment in the Securities are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Securities as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Securities in the initial issuance of the Securities). In addition, this discussion does not apply to you if you purchase your Securities for less than the principal amount of the Securities.

The U.S. federal income tax consequences of your investment in the Securities are uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described below. Pursuant to the terms of the Securities, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Securities as a contingent income-bearing executory contract with respect to the underlying equities.

If your Securities are properly treated as a contingent income-bearing executory contract, it would be reasonable (i) to treat any contingent coupon payments you receive on the Securities as items of ordinary income taxable in accordance with your regular method of accounting for U.S. federal income tax purposes and (ii) to recognize capital gain or loss upon the sale, redemption or maturity of your Securities in an amount equal to the difference (if any) between the amount you receive at such time (other than amounts attributable to a contingent coupon payment) and your basis in the Securities for U.S. federal income tax purposes. Such gain or loss should generally be long-term capital gain or loss if you have held your Securities for more than one year, and otherwise should generally be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income. Any character mismatch arising from your inclusion of ordinary income in respect of the contingent coupon payments and capital loss (if any) upon the sale or maturity of your Securities may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Securities in the manner described above. This opinion assumes that the description of the terms of the Securities in this pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR SECURITIES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE SECURITIES.

Alternative Treatments. As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Securities, possibly with retroactive effect. Other alternative treatments for your Securities may also be possible under current law. For example, it is possible that the Securities could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. Under the contingent payment debt instrument rules, you generally would be required to accrue interest on a current basis in respect of the Securities over their term based on the comparable yield and projected payment schedule for the Securities and pay tax accordingly, even though these amounts may exceed the contingent coupon payments (if any) that are made on the Securities. You would also be required to make adjustments to your accruals if the actual amounts that you receive in any taxable year differ from the amounts shown on the projected payment schedule. In addition, any gain you may recognize on the sale, redemption or maturity of the Securities would be taxed as ordinary interest income and any loss you may recognize on the sale, redemption or maturity of the Securities would generally be ordinary loss to the extent of the interest you previously included as income without an offsetting negative adjustment and thereafter would be capital loss. You should consult your tax advisor as to the special rules that govern contingent payment debt instruments.

It is also possible that your Securities could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the underlying equities that is issued by you to us. You should consult your tax advisor as to the possible consequences of this alternative treatment It is also possible that (i) you should not include the contingent coupon payments (if any) in income as you receive them and instead you should reduce your basis in your Securities by the amount of the contingent coupon payments that you receive; (ii) you should not include the contingent coupon payments (if any) in income as you receive them and instead, upon the sale, redemption or maturity of your Securities, you should recognize short-term capital gain or loss in an amount equal to the difference between (a) the amount of the contingent coupon payments made to you over the term of the Securities (including any contingent coupon payment received at redemption or maturity or the amount of cash that you receive upon a sale that is attributable to a contingent coupon payment) and (b) the excess (if any) of (1) the amount you paid for your Securities over (2) the amount of cash you receive upon sale, redemption or maturity (other than amounts attributable to a contingent coupon payment); or (iii) if a contingent coupon payment is made at redemption or maturity, such contingent coupon payment should not separately be taken into account as ordinary income but instead should increase the amount of capital gain or decrease the amount of capital loss that you recognize at redemption or maturity.

Furthermore, it is also possible that the Securities could be treated as notional principal contracts that are comprised of a swap component and a loan component. If the Securities were treated as notional principal contracts, you could be required to accrue income over the term of your Securities in respect of the loan component (which may exceed the contingent coupon payments, if any, that are made on the Securities), and any gain or loss that you recognize upon the maturity of your Securities would likely be treated as ordinary income or loss.

You should consult your tax advisor with respect to these possible alternative treatments.

For a further discussion of the tax treatment of your Securities as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities. For additional, important considerations related to tax risks associated with investing in the Securities, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

Medicare Tax. As discussed under “Certain U.S. Federal Income Tax Considerations—Medicare Tax” in the accompanying prospectus supplement, certain U.S. holders will be subject to a 3.8% Medicare tax on their “net investment income” if their modified adjusted gross income for the taxable year is over a certain threshold. Net investment income will include any gain that a U.S. holder recognizes upon the sale, redemption or maturity of the Securities, unless such income is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). It is not clear, however, whether the Medicare tax would apply to any contingent coupon payments that you receive on the Securities, unless such contingent coupon payments are derived in the ordinary course of the conduct of a trade or business (in which case the contingent coupon payments should be treated as net investment income if they are derived in a trade or business that consists of certain trading or passive activities and should otherwise not be treated as net investment income). Accordingly, U.S. holders that do not hold the Securities in the ordinary conduct of a trade or business should consult their tax advisors regarding the application of the Medicare tax to the contingent coupon payments.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Securities), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Securities.

Non-U.S. Holders. Barclays currently does not withhold on coupon payments to non-U.S. holders in respect of instruments such as the Securities. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any contingent coupon payment at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN claiming tax treaty benefits that reduce or eliminate withholding. If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service Form W-8BEN claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on payments it makes to you if there is any possible characterization of the payments that would not be exempt from withholding under the treaty. Non-U.S. holders will also be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding “ in the accompanying prospectus supplement.

In addition, the Treasury Department has issued proposed regulations under Section 871(m) of the Internal Revenue Code which could ultimately require us to treat all or a portion of any payment in respect of your Securities as a “dividend equivalent” payment that is subject to withholding tax at a rate of 30% (or a lower rate under an applicable treaty). However, such withholding would potentially apply only to payments made after December 31, 2013. You could also be required to make certain certifications in order to avoid or minimize such withholding obligations, and you could be subject to withholding (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. You should consult your tax advisor concerning the potential application of these regulations to payments you receive with respect to the Securities when these regulations are finalized.

Information about the Underlying Equities

The summary information below regarding each underlying equity comes from the SEC filings of the trust issuing the underlying equity. You are urged to refer to the SEC filings made by each issuer and to other publicly available information (such as each issuer’s annual report) to obtain an understanding of each issuer’s business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer or exchange-traded fund. We have not undertaken any independent review or due diligence of the SEC filings of the issuers of the underlying equities or of any other publicly available information regarding such issuers.

iShares® Russell 2000 Index Fund

General

We have derived all information contained in this pricing supplement regarding the iShares® Russell 2000 Index Fund (referred to in this section as “Russell 2000 ETF”) including, without limitation, its make-up, method of calculation and changes in its components, from the Russell 2000 ETF’s prospectus dated August 1, 2012 and other publicly available information. We have not independently verified such information. Such information reflects the policies of, and is subject to change by, iShares® Trust, BlackRock Institutional Trust Company, N.A. (“BTC”) and BlackRock Fund Advisors (“BFA”). The Russell 2000 ETF is an investment portfolio maintained and managed by iShares® Trust. BFA is currently the investment adviser to the Russell 2000 ETF. The Russell 2000 ETF is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “IWM.”

iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the Russell 2000 ETF. Information provided to or filed with the SEC by iShares® Trust. pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 0333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares® Trust, BFA and the Russell 2000 ETF, please see the Russell 2000 ETF’s prospectus. In addition, information about iShares® and the Russell 2000 ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com. We have not undertaken any independent review or due diligence of the SEC filings related to the Russell 2000 ETF, any information contained on the iShares® website, or of any other publicly available information about the Russell 2000 ETF. Information contained on the iShares® website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective and Strategy

The Russell 2000 ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the small capitalization sector of the U.S. equity market, as measured by the Russell 2000® Index (the “Russell 2000” or the “underlying index”). The Russell 2000 represents the approximately 2,000 smallest companies in the Russell 3000® Index. The Russell 2000 was developed by Russell Investments (“Russell”) to track the performance of the small capitalization segment of the U.S. equity market. For more information about the Russell 2000, please see “Description of the Underlying Index” below.

As of December 31, 2012, the Russell 2000 ETF held stocks of U.S. companies in the following industry sectors: Financial Services (23.35%), Consumer Discretionary (15.16%), Producer Durables (14.29%), Technology (13.60%), Health Care (12.17%), Materials & Processing (7.85%), Energy (5.93%), Utilities (4.19%), Consumer Staples (3.10%) and S-T Securities (0.11%).

The Russell 2000 ETF uses a representative sampling indexing strategy (as described below under “Representative Sampling”) to try to track the Russell 2000 ETF’s underlying index. The Russell 2000 ETF generally invests at least 90% of its assets in securities of the Russell 2000 and depository receipts representing securities in the Russell 2000. In addition, the Russell 2000 ETF may invest the remainder of its assets in other securities, including securities not in the Russell 2000, but which BFA believes will help the Russell 2000 ETF track the Russell 2000, futures contracts, options on futures contracts, other types of options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates.

Representative Sampling

The Russell 2000 ETF pursues a “representative sampling” indexing strategy in attempting to track the performance of the Russell 2000, and generally does not hold all of the equity securities included in the Russell 2000. The Russell 2000 ETF invests in a representative sample of securities that collectively has an investment profile similar to the Russell 2000. Securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the Russell 2000.

Correlation

The Russell 2000 is a theoretical financial calculation, while the Russell 2000 ETF is an actual investment portfolio. The performance of the Russell 2000 ETF and the Russell 2000 will vary due to transaction costs, foreign currency valuation, asset valuations, corporate actions (such as mergers and spin-offs), timing variances, and differences between the Russell 2000 ETF’s portfolio and the Russell 2000 resulting from legal restrictions (such as diversification requirements) that apply to the Russell 2000 ETF but not to the Russell 2000 or the use of representative sampling. “Tracking error” is the difference between the performance (return) of the Russell 2000 ETF’s portfolio and that of the Russell 2000. The Russell 2000 ETF, using a representative sampling indexing strategy, can be expected to have a greater tracking error than a fund using a replication indexing strategy. Replication is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

Industry Concentration Policy

The Russell 2000 ETF will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the Russell 2000 ETF’s underlying index is concentrated. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

Disclaimer

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BITCNA”). BITCNA has licensed certain trademarks and trade names of BITCNA to Barclays Bank PLC. The Securities are not sponsored, endorsed, sold or promoted by BITCNA. BITCNA makes no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities. BITCNA has no obligation or liability in connection with the operation, marking, trading or sale of the Securities.

Description of the Underlying Index

All information regarding the Russell 2000® Index set forth in this pricing supplement reflects the policies of, and is subject to change by, Russell Investments (“Russell”). The Russell 2000® Index was developed by Russell and is calculated, maintained and published by Russell. The Russell 2000® Index is reported by Bloomberg under the ticker symbol “RTY <Index>”.

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index (the “Russell 3000”), it consists of approximately 2,000 of the smallest companies (based on a combination of their market capitalization and the current index membership) included in the Russell 3000 and represented, as of September 30, 2012, approximately 10% of the total market capitalization of the Russell 3000. The Russell 3000, in turn, comprises the 3,000 largest U.S. companies as measured by total market capitalization, which together represented, as of January 31, 2013, approximately 98% of the investable U.S. equity market.

Selection of Stocks Underlying the Russell 2000® Index

Security Inclusion Criteria

♦	U.S. company. All companies eligible for inclusion in the Russell 2000® Index must be classified as a U.S. company under Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and company stock trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible for this purpose), then the company is assigned to its country of incorporation. If any of the three factors are not the same, Russell defines three Home

Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange as defined by a two-year average daily dollar trading volume (“ADDTV”) from all exchanges within a country. After the HCIs are defined, the next step in the country assignment involves an analysis of assets by location. Russell cross-compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, Russell will use the primary location of the company’s revenues to cross-compare with the three HCIs and assign a country in a similar manner. Beginning in 2011, Russell will use the average of two years of assets or revenues data, in order to reduce potential turnover. Assets and revenues data are retrieved from each company’s annual report as of the last trading day in May. If conclusive country details cannot be derived from assets or revenues data, Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Netherlands Antilles, Panama, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.

♦	Trading requirements. All securities eligible for inclusion in the Russell 3000 must trade on a major U.S. exchange. Bulletin Board, pink-sheet or over-the-counter traded securities are not eligible for inclusion.
♦	Minimum closing price. Stock must trade at or above US$1.00 on their primary exchange on the last trading day in May to be considered eligible for inclusion in the Russell 3000 during annual reconstitution or during initial public offering (IPO) eligibility. If a stock’s closing price is less than US$1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than US$1.00. Nonetheless, a stock’s closing price (on its primary exchange) on the last trading day in May will be used to calculate market capitalization and index membership. Initial public offerings are added each quarter and must have a closing price at or above US$1.00 on the last day of their eligibility period in order to qualify for index inclusion.
♦	Primary exchange pricing. If a stock, new or existing, does not have a closing price at or above US$1.00 (on its primary exchange) on the last trading day in May, but does have a closing price at or above US$1.00 on another major U.S. exchange, that stock will be eligible for inclusion.
♦	Minimum total market capitalization. Companies with a total market capitalization of less than US$30 million are not eligible for the Russell 2000® Index.
♦	Minimum available shares/float requirement. Companies with only a small portion of their shares available in the marketplace are not eligible for the Russell Indices. Companies with 5% or less will be removed from eligibility.
♦	Company structure. Royalty trusts, limited liability companies, closed-end investment companies, blank check companies, special purpose acquisition companies (SPACs) and limited partnerships are excluded from inclusion in the Russell 3000. Business development companies (BDCs) are eligible.
♦	Shares excluded. Preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrant rights and trust receipts are not eligible for inclusion.
♦	Deadline for inclusion. Stocks must be listed on the last trading day in May and Russell must have access to documentation on that date supporting the company’s eligibility for inclusion. This information includes corporate description, verification of incorporation, number of shares outstanding and other information needed to determine eligibility. IPOs will be considered for inclusion on a quarterly basis.

All Russell indices, including the Russell 2000® Index, are reconstituted annually to reflect changes in the marketplace. The companies that meet the eligibility criteria are ranked on the last trading day of May of every year based on market capitalization using data available at that time, with the reconstitution taking effect as of the first trading day following the last Friday of June of that year. If the last Friday in June is the 28th, 29th or 30th day of June, reconstitution will occur the Friday prior.

Market Capitalization

The primary criteria used to determine the initial list of common stocks eligible for inclusion in the Russell 3000, and thus the Russell 2000® Index, is total market capitalization, which is calculated by multiplying the total outstanding shares by the market price as of the last trading day in May for those securities being considered for the purposes of the annual reconstitution. IPO eligibility is determined each quarter.

♦

Determining total shares outstanding. Only common stock is used to determine market capitalization for a company. Any other form of shares, including preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights or trust receipts, are excluded from the calculation. If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately.

♦

Determining price. During each annual reconstitution, the last traded price on the last trading day in May of that year from the primary exchange is used to determine market capitalization. If a security does not trade on its primary exchange, the lowest price from another major U.S. exchange is used. In the case where multiple share classes exist, the primary trading vehicle is identified and used to determine price. For new members, the common share class with the highest trading volume will be considered the primary trading vehicle, and its associated price and trading symbol will be included in the Russell 2000® Index.

Capitalization Adjustments

A security’s shares are adjusted to include only those shares available to the public, often referred to as “free float”. The purpose of this adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set. Stocks are weighted in all Russell indices, including the Russell 2000® Index, by their float-adjusted market capitalization, which is calculated by multiplying the primary closing price by the available shares.

The following types of shares are removed from total market capitalization to arrive at free float or available market capitalization:

♦	Cross ownership. Shares held by another member of a Russell index are considered cross-owned and all such shares will be adjusted regardless of percentage held.
♦	Large corporate and private holdings. Shares held by another listed company (non-member) or private individuals will be adjusted if greater than 10% of shares outstanding. Share percentage is determined either by those shares held by an individual or a group of individuals acting together. For example, officers and directors holdings would be summed together to determine if they exceed 10%. However, not included in this class are institutional holdings, including investment companies, partnerships, insurance companies, mutual funds, banks or venture capital funds.
♦	Employee stock ownership plan shares. Corporations that have employee stock ownership plans that comprise 10% or more of the shares outstanding are adjusted.
♦	Unlisted share classes. Classes of common stock that are not traded on a U.S. exchange are adjusted.
♦	IPO lock-ups. Shares locked-up during an IPO are not available to the public and are thus excluded from the market value at the time the IPO enters the Russell indices.
♦	Government holdings. Holdings listed as “government of” are considered unavailable and will be removed entirely from available shares. Shares held by government investment boards and/or investment arms will be treated similar to large private holdings and removed if the holding is greater than 10%. Any holding by a government pension fund is considered institutional holdings and will not be removed from available shares.

Corporate Actions Affecting the Russell 2000® Index

Changes to all Russell U.S. indices, including the Russell 2000® Index, are made when an action is final.

♦	“No replacement” rule. Securities that leave the Index, between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in the Index over a year may fluctuate according to corporate activity.
♦	Mergers and acquisitions. Merger and acquisition activity results in changes to the membership and weighting of members within the Russell 2000® Index.
♦	Re-incorporations. Members of the Russell 2000® Index that are re-incorporated to another country are analyzed for country assignment the following year during reconstitution, as long as they continue to trade in the U.S. Companies that re-incorporate and no longer trade in the U.S. are immediately deleted from the Russell 2000® Index and placed in the appropriate country within the Russell Global Index. Those that re-incorporate to the U.S. during the year will be assessed during reconstitution for membership.
♦	Re-classifications of shares (primary vehicles). Primary vehicles will not be assessed or change outside of a reconstitution period unless the existing class ceases to exist. In the event of extenuating circumstances signaling a necessary primary vehicle change, proper notification will be made.
♦	Rights offerings. Rights offered to shareholders are reflected in the Russell 2000® Index the date the offer expires for nontransferable rights and on the ex-date for transferable rights. In both cases, the price is adjusted to account for the value of the right on the ex-date, and shares are increased according to the terms of the offering on that day. Rights issued in anticipation of a takeover event, or “poison pill” rights are excluded from this treatment and no price adjustment is made for their issuance or redemption.
♦	Changes to shares outstanding. Changes to shares outstanding due to buyback (including Dutch Auctions), secondary offerings, merger activity with a non-Index member and other potential changes are updated at the end of the month (with the sole exception of June) which the change is reflected in vendor supplied updates and verified by Russell using an SEC filing. For a change in shares to occur, the cumulative change to available shares must be greater than 5%.
♦	Spin-offs. The only additions between reconstitution dates are as a result of spin-offs, reincorporations and IPOs. Spin-off companies are added to the Russell 2000® Index if warranted by the market capitalization of the spin-off company.
♦	Tender offers. A company acquired as the result of a tender offer is removed when the tender offer has fully expired and it is determined the company will finalize the process with a short form merger. Shares of the acquiring company, if a member of the Russell 2000® Index, will be increased simultaneously.
♦	Delisting. Only companies listed on U.S. exchanges are included in the Russell 2000® Index. Therefore, when a company is delisted from a U.S. exchange and moved to over-the-counter trading, the company is removed from the Russell 2000® Index.
♦	Bankruptcy and voluntary liquidations. Companies that file for Chapter 7 liquidation bankruptcy or file any other liquidation plan will be removed from the Russell 2000® Index at the time of the filing. Companies filing for a Chapter 11 re-organization bankruptcy will remain a member of the Russell 2000® Index, unless delisted from their primary exchange. In that case, normal delisting rules will apply.

♦	Stock distributions. Stock distributions can take two forms: (1) a stated amount of stock distributed on the ex-date or (2) an undetermined amount of stock based on earnings and profits on a future date. In both cases, a price adjustment is made on the ex-date of the distribution. Shares are increased on the ex-date for category (1) and on the pay-date for category (2).
♦	Dividends. Gross dividends are included in the daily total return calculation of the Russell 2000® Index based on their ex-dates. The ex-date is used rather than the pay-date because the market place price adjustment for the dividend occurs on the ex-date. Monthly, quarterly and annual total returns are calculated by compounding the reinvestment of dividends daily. The reinvestment and compounding is at the total index level, not at the security level. Stock prices are adjusted to reflect special cash dividends on the ex-date. If a dividend is payable in stock and cash and the stock rate cannot be determined by the ex-date, the dividend is treated as cash.
♦	Halted securities. Halted securities are not removed from the Russell 2000® Index until the time they are actually delisted from the exchange. If a security is halted, it remains in the Index at the last traded price from the primary exchange until the time the security resumes trading or is officially delisted.

Additional information on the Russell 2000® Index is available on the following website: http://www.russell.com. No information on the website shall be deemed to be included or incorporated by reference in this pricing supplement.

License Agreement

Barclays Bank PLC has entered into a non-exclusive license agreement with the Russell Investments (“Russell”) whereby we, in exchange for a fee, are permitted to use the Russell 2000® Index and its related trademarks in connection with certain Securities, including the Securities. We are not affiliated with Russell; the only relationship between Russell and us is any licensing of the use of Russell’s indices and trademarks relating to them.

The license agreement between Russell and Barclays Bank PLC provides that the following language must be set forth in this pricing supplement:

“The Securities are not sponsored, endorsed, sold, or promoted by Russell Investments (“Russell”). Russell makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in Securities generally or in the Securities particularly or the ability of the Russell 2000® Index to track general stock market performance or a segment of the same. Russell’s publication of the Russell 2000® Index in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the Securities upon which the Russell 2000® Index is based. Russell’s only relationship to Barclays Bank PLC and its affiliates is the licensing of certain trademarks and trade names of Russell and of the Russell 2000® Index which is determined, composed and calculated by Russell without regard to Barclays Bank PLC and its affiliates or the Securities. Russell is not responsible for and has not reviewed the Securities nor any associated literature or publications and Russell makes no representation or warranty, express or implied, as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000® Index. Russell has no obligation or liability in connection with the administration, marketing or trading of the Securities.

RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC AND/OR ITS AFFILIATES, INVESTORS, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.”

“Russell 2000® Index” and “Russell 3000® Index” are trademarks of Russell Investments and have been licensed for use by Barclays Bank PLC. The Securities are not sponsored, endorsed, sold, or promoted by Russell Investments and Russell Investments makes no representation regarding the advisability of investing in the Securities.

Historical Information

The following table sets forth the quarterly high and low closing prices for the underlying equity, based on daily closing prices on the NYSE Arca, as reported by Bloomberg. The closing price of the underlying equity on April 12, 2013 was $93.64. The actual Initial Price will be the closing price of the underlying equity on the Trade Date. The historical performance of the underlying equity should not be taken as an indication of the future performance of the underlying equity during the term of the Securities.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2007	3/30/2007	$82.39	$75.17	$79.51
4/2/2007	6/29/2007	$84.79	$79.75	$82.96
7/2/2007	9/28/2007	$85.74	$75.20	$80.04
10/1/2007	12/31/2007	$84.18	$73.02	$75.92
1/2/2008	3/31/2008	$75.12	$64.30	$68.51
4/1/2008	6/30/2008	$76.17	$68.47	$69.03
7/1/2008	9/30/2008	$75.20	$65.50	$68.39
10/1/2008	12/31/2008	$67.02	$38.58	$49.27
1/2/2009	3/31/2009	$51.27	$34.36	$41.94
4/1/2009	6/30/2009	$53.19	$42.82	$50.96
7/1/2009	9/30/2009	$62.02	$47.87	$60.23
10/1/2009	12/31/2009	$63.36	$56.22	$62.26
1/1/2010	3/31/2010	$69.25	$58.68	$67.81
4/1/2010	6/30/2010	$74.14	$61.08	$61.08
7/1/2010	9/30/2010	$67.67	$59.04	$67.47
10/1/2010	12/31/2010	$79.22	$66.94	$78.23
1/3/2011	3/31/2011	$84.17	$77.18	$84.17
4/1/2011	6/30/2011	$86.37	$77.77	$82.80
7/1/2011	9/30/2011	$85.65	$65.05	$69.15
10/1/2011	12/30/2011	$76.45	$60.97	$73.69
1/2/2012	3/30/2012	$84.41	$74.56	$82.85
4/1/2012	6/29/2012	$83.79	$73.64	$79.65
7/1/2012	9/28/2012	$86.40	$76.68	$83.46
10/1/2012	12/31/2012	$84.69	$76.88	$84.29
1/2/2013	3/28/2013	$94.80	$86.65	$94.26
4/1/2013	4/12/2013*	$94.02	$91.07	$93.64

*	As of the date of this pricing supplement information for the second calendar quarter of 2013 includes data for the period from April 1, 2013 through April 12, 2013. Accordingly the “Quarterly High,” “Quarterly Low,” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second quarter of 2013.

The graph below illustrates the performance of the underlying equity from January 3, 2006 to April 12, 2013. The dotted line represents the Coupon Barrier and Trigger Price of $59.49, which is equal to 63.53% of the closing price on April 12, 2013.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The graph set forth above shows the historical performance of the underlying equity based on the daily closing price of the underlying equity. We obtained the closing prices above from Bloomberg. We have not independently verified any of the information herein obtained from outside sources. Historical performance of the underlying equity is not an indication of future performance. Future performance of the underlying equity may differ significantly from historical performance, either positively or negatively. We cannot give you assurance that the performance of the underlying equity will result in the return of any of your initial investment

iShares® MSCI EAFE Index Fund

General

We have derived all information contained in this pricing supplement regarding the iShares® MSCI EAFE Index Fund (referred to in this section as “MSCI EAFE ETF”), including, without limitation, its make-up, method of calculation and changes in its components, from the MSCI EAFE ETF’s prospectus dated December 1, 2012 and other publicly available information. We have not independently verified such information. Such information reflects the policies of, and is subject to change by, iShares® Trust, BlackRock Institutional Trust Company, N.A. (“BTC”) and BlackRock Fund Advisors (“BFA”). The MSCI EAFE ETF is an investment portfolio maintained and managed by iShares® Trust. BFA is currently the investment adviser to the MSCI EAFE ETF. The MSCI EAFE ETF is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “EFA.”

iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the MSCI EAFE ETF . Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 0333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares® Trust, BFA and the MSCI EAFE ETF, please see the MSCI EAFE ETF’s prospectus. In addition, information about iShares® and the MSCI EAFE ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com. We have not undertaken any independent review or due diligence of the SEC filings related to the MSCI EAFE ETF, any information contained on the iShares® website or of any other publicly available information about the MSCI EAFE ETF. Information contained on the iShares® website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective and Strategy

The MSCI EAFE ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in developed European, Australasian and Far Eastern markets, as measured by the MSCI EAFE® Index. The MSCI EAFE® Index was developed by MSCI Inc. (“MSCI”) as an equity benchmark for international stock performance, and is designed to measure equity market performance in certain developed markets. For additional information about the MSCI EAFE® Index, see the information set forth under “Non-Proprietary Indices—Equity Indices—MSCI Indices” in the accompanying index supplement.

As of June 30, 2012, the MSCI EAFE® Index holdings by country consisted of the following 22 countries: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and the United Kingdom. Components primarily include consumer staples, financial and industrials companies.

The MSCI EAFE ETF uses a representative sampling indexing strategy (as described below under “Representative Sampling”) to try to track the MSCI EAFE® Index. The MSCI EAFE ETF generally invests at least 90% of its assets in securities of the MSCI EAFE® Index and depository receipts representing securities of the MSCI EAFE® Index. In addition, the MSCI EAFE ETF may invest the remainder of its assets in securities not included in the MSCI EAFE® Index but which BFA believes will help the MSCI EAFE ETF track the MSCI EAFE® Index and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates.

Representative Sampling

The MSCI EAFE ETF pursues a “representative sampling” indexing strategy in attempting to track the performance of the MSCI EAFE® Index, and generally does not hold all of the equity securities included in the MSCI EAFE® Index. The MSCI EAFE ETF invests in a representative sample of securities that collectively has an investment profile similar to the MSCI EAFE® Index. Securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the MSCI EAFE® Index.

Correlation

The MSCI EAFE® Index is a theoretical financial calculation, while the MSCI EAFE ETF is an actual investment portfolio. The performance of the MSCI EAFE ETF and the MSCI EAFE® Index will vary due to transaction costs, foreign currency valuation, asset valuations, corporate actions (such as mergers and spin-offs), timing variances, and differences between the MSCI EAFE ETF’s portfolio and the MSCI EAFE® Index resulting from legal restrictions (such as diversification requirements) that apply to the MSCI EAFE ETF but not to the MSCI EAFE® Index or the use of representative sampling. “Tracking error” is the difference between the performance (return) of the MSCI EAFE ETF’s portfolio and that of the MSCI EAFE® Index. The MSCI EAFE ETF, using a representative sampling indexing strategy, can be expected to have a greater tracking error than a fund using a replication indexing strategy. Replication is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

Industry Concentration Policy

The MSCI EAFE ETF will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the MSCI EAFE® Index is concentrated. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

Disclaimer

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BITCNA”). BITCNA has licensed certain trademarks and trade names of BITCNA to Barclays Bank PLC. The Securities are not sponsored, endorsed, sold or promoted by BITCNA. BITCNA makes no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities. BITCNA has no obligation or liability in connection with the operation, marking, trading or sale of the Securities.

Historical Information

The following table sets forth the quarterly high and low closing prices for the underlying equity, based on daily closing prices on the NYSE Arca, as reported by Bloomberg. The closing price of the underlying equity on April 12, 2013 was $60.41. The actual Initial Price will be the closing price of the underlying equity on the Trade Date. The historical performance of the underlying equity should not be taken as an indication of the future performance of the underlying equity during the term of the Securities.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2007	3/30/2007	$76.94	$70.95	$76.27
4/2/2007	6/29/2007	$81.79	$76.47	$80.63
7/2/2007	9/28/2007	$83.77	$73.70	$82.56
10/1/2007	12/31/2007	$86.18	$78.24	$78.50
1/2/2008	3/31/2008	$78.35	$68.31	$71.90
4/1/2008	6/30/2008	$78.52	$68.10	$68.70
7/1/2008	9/30/2008	$68.04	$53.08	$56.30
10/1/2008	12/31/2008	$55.88	$35.71	$44.87
1/2/2009	3/31/2009	$45.44	$31.69	$37.59
4/1/2009	6/30/2009	$49.04	$38.57	$45.81
7/1/2009	9/30/2009	$55.81	$43.91	$54.70
10/1/2009	12/31/2009	$57.28	$52.66	$55.30
1/1/2010	3/31/2010	$57.96	$50.45	$56.00
4/1/2010	6/30/2010	$58.03	$46.29	$46.51
7/1/2010	9/30/2010	$55.42	$47.09	$54.92
10/1/2010	12/31/2010	$59.46	$54.25	$58.23
1/3/2011	3/31/2011	$61.91	$55.31	$60.09
4/1/2011	6/30/2011	$63.87	$57.10	$60.14
7/1/2011	9/30/2011	$60.80	$48.56	$49.70
10/1/2011	12/30/2011	$55.57	$46.45	$49.53
1/2/2012	3/30/2012	$55.80	$49.15	$54.90
4/1/2012	6/29/2012	$55.51	$46.55	$49.96
7/1/2012	9/28/2012	$55.15	$47.62	$53.00
10/1/2012	12/31/2012	$56.88	$51.96	$56.82
1/2/2013	3/28/2013	$59.89	$56.90	$58.98
4/1/2013	4/12/2013*	$60.55	$58.17	$60.41

*	As of the date of this pricing supplement information for the second calendar quarter of 2013 includes data for the period from April 1, 2013 through April 12, 2013. Accordingly the “Quarterly High,” “Quarterly Low,” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second quarter of 2013.

The graph below illustrates the performance of the underlying equity from January 3, 2006 to April 12, 2013. The dotted line represents the Coupon Barrier and Trigger Price of $38.38, which is equal to 63.53% of the closing price on April 12, 2013.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The graph set forth above shows the historical performance of the underlying equity based on the daily closing price of the underlying equity. We obtained the closing prices above from Bloomberg. We have not independently verified any of the information herein obtained from outside sources. Historical performance of the underlying equity is not an indication of future performance. Future performance of the underlying equity may differ significantly from historical performance, either positively or negatively. We cannot give you assurance that the performance of the underlying equity will result in the return of any of your initial investment.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents”, and the Agents have agreed to purchase, all of the Securities at the price indicated on the cover of this pricing supplement, the document that has been filed pursuant to Rule 424(b)(2) and contains the final pricing terms of the Securities. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement to its affiliates.

We or our affiliates have entered or will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price that is indicated on the cover of this pricing supplement that is available in connection with the sale of the Securities.

ADDITIONAL INFORMATION

If the underlying reference asset to which the Securities are linked (the “Reference Asset”) is (a) a security or other financial instrument admitted to trading on a trading venue in the European Union (other than a security or other financial instrument whose principal trading venue is located outside the European Union), (b) a derivative relating to such a security or financial instrument (or to the issuer of such a security or financial instrument) or (c) a debt instrument issued by the European Union or any of its member states or any sovereign issuer that is an instrumentality or political sub-division of the European Union or any of its member states, or any derivative relating thereto (any of (a), (b) or (c) being a “European Financial Instrument”), or if the Reference Asset is an index, basket of securities or interest in an exchange traded fund or similar entity which includes one or more European Financial Instruments, then as a holder of the Securities, you may be deemed to have an indirect interest in those underlying European Financial Instruments for purposes of EU Regulation No 26/2012 of 14 March 2012 on short selling and certain aspects of credit default swaps (the “EU Short Selling Regulation”). Subject to certain exceptions, the EU Short Selling Regulation prohibits investors, wherever located, from directly or indirectly making uncovered short sales of European Financial Instruments or European sovereign credit default swaps. The EU Short Selling Regulation also requires investors, wherever located, who hold directly or indirectly a net short position in European Financial Instruments to comply with certain notification and disclosure obligations depending on the size of their net short position. You should consult with your own legal advisers regarding any investment in the Securities, as you may need to consider your investment in the Securities for purposes of compliance with the EU Short Selling Regulation.